Exhibit 99.2

MIPS Employee Letter: September 12, 2011

Dear Colleagues,

As you may be aware, one of our stockholders, Starboard Value LP, recently delivered notice of its intent to nominate four director candidates to stand for election at the Company’s 2011 Annual Meeting of Stockholders.  In response, MIPS issued the attached press release.

MIPS Technologies’ Board of Directors and management team are committed to acting in the best interest of the Company and all MIPS stockholders.  Accordingly, the MIPS Board intends to make a formal recommendation on Starboard Value’s nominees in the Company’s proxy statement, which will be filed with the Securities and Exchange Commission before the 2011 Annual Meeting.

In light of the Starboard Value announcement, there may be an increased level of interest in MIPS in the media and elsewhere.  I want to emphasize that it is business as usual at MIPS.  MIPS has a leading position in the digital home, is strong in wired and wireless networking and is now expanding into mobile. We also have a valuable portfolio of more than 580 patent properties worldwide.  The most important thing we can do is remain focused on our day-to-day responsibilities, and continue providing our customers with the innovative and outstanding industry-standard processor architectures and cores that they have come to expect from us.

We will provide you with periodic updates on this matter as appropriate.  As always, it is important for the Company to speak with one voice externally.  Accordingly, if you receive any calls from the media or other outside parties, please immediately forward them to Jen Bernier-Santarini in the Corporate Communications Dept. at: jenb@mips.com or +1 408-530-5178, who will respond on the Company’s behalf.

Thank you for your continued dedication and commitment to MIPS.

Sincerely,

Sandeep Vij
MIPS Technologies President and CEO

Additional Information and Where to Find It

MIPS Technologies, Inc. (the “Company”), its directors and certain executive officers may become participants in the solicitation of proxies from stockholders in connection with the Company’s 2011 Annual Meeting of Stockholders (the “Annual Meeting”). The Company plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting (the “2011 Proxy Statement”).

Sandeep Vij, Kenneth L. Coleman, Fred M. Gibbons, Robert R. Herb, William M. Kelly, Robin L. Washington and Fred Weber, all of whom are members of the Company’s Board of Directors, and Maury Austin, the Company’s CFO and Gail Shulman, the company’s General Counsel, may become participants in the Company’s solicitation. None of such participants owns in excess of 1% of the Company’s outstanding common stock. Additional information regarding the interests of such participants will be included in the 2011 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after filing its definitive 2011 Proxy Statement with the SEC, the Company will provide access to the definitive 2011 Proxy Statement and a proxy card to each stockholder entitled to vote at the Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE 2011 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2011 Proxy Statement and any other documents filed by the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.mips.com/) or by writing to the Corporate Secretary, MIPS Technologies, Inc., 955 East Arques Avenue, Sunnyvale, California 94085